                                                                    EXHIBIT 23-1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the registration statement on Form S-8 (Registration No. 333-16201) pertaining to the New York State Electric & Gas Corporation Tax Deferred Savings Plan for Salaried Employees and the New York State Electric & Gas Corporation Tax Deferred Savings Plan for Hourly Paid Employees of our report dated January 30, 1998, on our audits of the consolidated financial statements and financial statement schedule of New York State Electric & Gas Corporation and Subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in the Annual Report on Form 10-K for 1997 of New York State Electric & Gas Corporation and our reports dated February 20, 1998, on our audits of the financial statements and schedules of the New York State Electric & Gas Corporation Tax Deferred Savings Plan for Salaried Employees and the New York State Electric & Gas Corporation Tax Deferred Savings Plan for Hourly Paid Employees for the year ended December 31, 1997, which reports are included in the Annual Reports on Form 11-K for such Plans. We also consent to the reference to our firm under the caption "Experts" in the related Prospectus Supplement pertaining to such Plans.

                                          /s/ COOPERS & LYBRAND L.L.P.

New York, New York

April 30, 1998